Chemung Canal Trust Company

Defined Contribution Supplemental Executive Retirement Plan

This Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) is hereby adopted effective as the Effective Date, by Chemung Canal Trust Company (hereinafter “Employer”).

WHEREAS, the purpose of the Plan is to motivate and retain a select group of key management employees by providing nonqualified retirement benefits that are payable at retirement, disability, death and certain other events; and

WHEREAS, the Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

NOW, THEREFORE, the Employer adopts the Plan as set forth herein.

Section 1. Definitions

1.01    “Beneficiary” shall mean the distributee(s) determined in the following order of precedence: (i) the Participant’s designated beneficiary for purposes of the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan, (ii) the Participant’s surviving spouse, (iii) the Participant’s child or children equally and to descendants of deceased children by representation, or (iv) the Participant’s estate.

1.02     “Cause” shall mean (i) willful misconduct or gross negligence in the performance of a Participant’s duties to the Employer; (ii) theft, embezzlement or fraud by a Participant involving, relating to or against the Employer; or (iii) a Participant’s conviction of, or plea of guilty or no contest to, a felony or any crime of moral turpitude or other conduct of a criminal nature that may have a material adverse impact on the Employer’s reputation or business. Notwithstanding the foregoing, if a Participant’s employment with the Employer is governed by a written employment agreement that contains a definition of “Cause” for termination, then the definition of “Cause” in the employment agreement shall apply for purposes of this Plan.

1.03    “Change in Control” shall mean the occurrence of any of the following events, provided that such event also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code:

(a)    any merger, consolidation or other corporate reorganization in which the Employer is not the surviving corporation;

(b)    the event that any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Employer representing thirty percent (30%) or more of the combined voting power of the Employer’s then outstanding securities, provided that the acquisition of additional securities or voting power by a person who, as of the date of this Agreement, already is the direct or indirect beneficial owner of twenty percent (20%) of such combined voting power, shall not constitute a Change of Control; or

(c)    the event in which a majority of the members of the Employer’s Board of Directors is replaced during any twenty-four (24) month period by Directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Employer’s Board of Directors prior to the date of appointment or election.

1.04    “Code” means the Internal Revenue Code of 1986, as amended, and including all regulations promulgated thereunder.

1.05    “Committee” means the Compensation Committee of the Employer’s Board of Directors.

1.06    “Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the essential functions of his or her position or any substantially similar position of employment. Disability shall be determined by a physician selected by the Committee or its designee.

1.07    “Effective Date” means December 1, 2012. Notwithstanding the Effective Date, the Committee has the discretion to recognize (1) service rendered prior to the Effective Date for vesting purposes, and (2) service rendered on or after January 1, 2012 for Company Contributions relating to the 2012 Plan Year.

1.08    “Eligible Employee” means (1) employees of the Employer hired after July 1, 2010 with the job title Executive Vice Presidents and above, and (2) those employees of the Employer selected by the Committee, in its sole discretion, to participate in this Plan pursuant to Article 2. A list of Eligible Employees is set forth on Schedule A.

1.09    “Employer” means Chemung Canal Trust Company.

1.10    “Normal Retirement Age” means “Normal Retirement Age” as defined in the Pension Plan of Chemung Canal Trust Company, as amended from time to time.

1.11    “Participant” means an Eligible Employee or former Eligible Employee who is or has been enrolled in the Plan and who retains the right to benefits under the Plan.

1.12    “Plan” means the Defined Contribution Supplemental Executive Retirement Plan as described herein and amended from time to time.

1.13    “Plan Year” means the calendar year.

1.14    “Retirement Date” means the later of (i) the date on which the Participant attains age 55, or (ii) the date on which the Participant terminates employment with the Employer.

1.15    “Valuation Date” means the first day of each calendar quarter and any other date selected by the Employer for valuing benefits hereunder, in its discretion.

1.16    “Vesting Commencement Date” means the date of the Participant’s initial plan eligibility (generally the date of hire into an eligible job position). The Vesting Commencement Date for Participants who are eligible for the Plan on the Effective Date shall be January 1, 2012.

1.17    “Vesting Date” means the applicable date under Section 4 on which any portion of an Account vests. A Participant’s Account need not vest on a single date but may vest incrementally pursuant to a graduated vesting schedule, and separate Company Contributions may vest on separate vesting schedules.
Section 2. Participation

2.01    Eligibility for Participation: This Plan is intended to be an exempt “top-hat” plan under Title I of ERISA and, as such, may cover only a select group of management or highly compensated employees of the Employer. The Plan presently covers the Eligible Employees set forth on Schedule A. The Committee may, in its sole discretion, designate other employees, if any, within the ERISA “select group” definition to be eligible to participate in this Plan. If the Committee does so, Schedule A will be amended accordingly.

2.02    Participation Agreement: An Eligible Employee shall not commence participation in the Plan until such time as the Eligible Employee has completed, and the Employer has accepted, a Participation Agreement in such form as may be determined by the Committee (the “Plan Entry Date”). A Participant’s elections in the Participation Agreement are irrevocable and may not be modified except as permitted by Code Section 409A and as allowed by the Committee in its sole discretion.

Section 3. Company Contributions

3.01    Company Contributions: A Participant’s Account will be credited with annual Company Contributions in an amount equal to twenty percent (20%) of the Participant’s base salary until the earlier of (i) the Participant’s termination of employment for any reason or (ii) the discontinuation of the Participant’s participation in the Plan. The annual Company Contribution will be credited as of the last day of the applicable Plan Year, provided that the Participant is actively employed on such date. For new Participants, the annual Company Contribution shall be prorated to exclude any base salary earned prior to the Participant’s Plan Entry Date. The Company reserves the right to discontinue future contributions to any Participant at any time. No Participant Contributions shall be permitted or accepted under this Plan.

3.02    Interest Credits. As of each Valuation Date, the cumulative value of each Participant’s Account shall be credited with simple interest at a rate of return equal to the average yield on 5-year U.S. treasury notes for the calendar quarter ending immediately prior to the Valuation Date.

Section 4. Vesting

4.01    Vesting Schedule. An Account will vest in accordance with the following vesting schedule, subject to the additional provisions of Section 4.02, Section 5.05, and Section 5.06:

•Plan Entry Date – 0%
•Fifth anniversary of Vesting Commencement Date – 50%
•Sixth anniversary of Vesting Commencement Date – 60%

•Seventh anniversary of Vesting Commencement Date – 70%
•Eighth anniversary of Vesting Commencement Date – 80%
•Ninth anniversary of Vesting Commencement Date – 90%
•Tenth anniversary of Vesting Commencement Date – 100%

4.02    Accelerated Vesting. Notwithstanding any provision to the contrary in Section 4.01, any unvested portion of a Participant’s Account will become fully vested upon the occurrence of the following:

•the Participant’s attainment of Normal Retirement Age,
•a Change in Control,
•the Participant’s death, or
•the Participant’s Disability.

Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate vesting of any unvested portion of a Participant’s Account.

4.03    Forfeiture of Accounts: Any unvested portion of a Participant’s Account will be forfeited if the Participant terminates employment for any reason other than death or Disability. All forfeited benefits irretrievably revert to the Employer.

Section 5. Payment of Benefits

5.01    Benefits Payable upon Retirement or Disability Retirement: The Participant shall be entitled to commencement of benefits upon the attainment of the Participant’s Retirement Date or the Participant’s termination of employment by reason of Disability. The Participant’s benefit shall be distributed in such form as the Participant has elected in his or her Participation Agreement. For Participants who are “specified employees” within the meaning of Code Section 409A, the benefit commencement date may be subject to the six-month delay requirement set forth in Section 9.02 of the Plan.

5.02    Benefits Payable upon Change in Control: Upon the occurrence of a “Change in Control” prior to a Participant’s receipt of all payments hereunder, the value of his Account shall be paid to the Participant in a single lump sum distribution.

5.03    Benefits Payable upon Death: In the event that the Participant shall die prior to receipt of all payments hereunder, the value of his Account shall be paid to the Participant’s Beneficiary in a lump sum.

5.04    Timing of Payments: A Participant will generally receive any payment to which he or she has become entitled upon the next regularly-scheduled payroll date following his or her benefit commencement date, and in no event later than 60 days following such date.

5.05    Termination for Cause: Notwithstanding any other provision of this Plan to the Contrary, if the Participant’s employment terminates for a reason which is a Termination for Cause, no benefits shall be payable hereunder.

5.06    Clawback: If the Employer experiences a material loss that the Committee determines was directly caused or partially caused by the Participant’s failure to properly identify, raise or assess,

in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Employer, the Committee will assess the Participant’s accountability for the loss. Based on this assessment, the Committee may determine to cancel all or some portion of the Participant’s interest in the Plan, regardless of whether such interest had otherwise vested in accordance with Section 4 or had commenced payment in accordance with Section 5.

5.07    Shareholder Protection: In the event that the Employer’s dividend payment is reduced (adjusted for stock splits or buybacks), the Committee will assess the reasons for the reduction. Based on this assessment, the Committee may determine to cancel all or some portion of the Participant’s interest in the Plan, regardless of whether such interest had otherwise vested in accordance with Section 4 or had commenced payment in accordance with Section 5.

Section 6. Plan Administration

6.01    Plan Administrator: The Plan will be administered by the Committee. The Committee will have responsibility for the operation and administration of the Plan, will have the authority to interpret the Plan, and will determine eligibility for and direct the payment of Plan benefits. The Committee will have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan, to delegate duties, ministerial or otherwise, to employees in its sole discretion, and to employ such outside professionals as may be required for prudent administration of the Plan.

6.02    Unfunded Plan: The Plan constitutes a mere promise by the Company to make benefit payments in the future. The right of a Participant to receive a distribution hereunder shall be an unsecured, contractual claim, and a Participant shall have any rights greater than those of a general, unsecured creditor against any assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

6.03    Bookkeeping Accounts: The Employer, by direction of the Committee, will establish and maintain individual bookkeeping accounts for each Participant that reflect each Participant’s interest in the Plan, including all Company Contributions, distributions and interest credits relating to the Participant’s Account, and the vesting of such Account. Statements will be sent to Participants no less frequently than annually setting forth the value of their Accounts.

Section 7. Claims Procedure

7.01    Claims Reviewer. For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.

7.02    Claim for Benefits: An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary in accordance with the terms of the Plan. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the claimant with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a claimant in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant: the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.

7.03    Administrative Review: Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Company upon written request submitted by the claimant or the claimant’s duly authorized representative, and received by the Company within 60 days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review, unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.

7.04    Limitation on Actions: In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article 7. No such legal action may be made after the earlier of (1) the applicable statute of limitations or (2) one year after the date of the Company’s final decision.

Section 8. Amendment and Termination

8.01    Amendment: The Employer may amend this Plan at any time and from time to time, in whole or in part. No amendment of an outstanding Account, however, may, without the consent of the Participant, make any changes which would adversely affect the rights of such Participant. The Committee will notify each Participant in writing of any Plan amendment.

8.02    Termination: Although the Employer has established this Plan with a bona fide intention and expectation of maintaining it indefinitely, the Employer may terminate the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all future Company Contributions will cease. The Employer will retain all existing Accounts until benefits commence.

Section 9. Tax Effects

9.01    Withholding: All payments under this Plan are subject to tax withholdings, employment taxes and deductions to which payments of this nature are generally subject.

9.02    Code Section 409A: The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, or (B) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

9.03    Limitation on Excess Parachute Payments. In the event that a Participant receives any payments or other compensation (including but not limited to acceleration of vesting or payment), whether pursuant to the terms of this Plan or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any payment or other compensation under this Plan shall be reduced to the minimum degree necessary to avoid application of such excise tax (or shall be eliminated, if no such reduction would avoid application of such excise tax). The determinations to be made with respect to this paragraph shall be made by a certified public accounting firm designated by the Employer. Notwithstanding the foregoing, the limitations described in this Section 9.03 shall not apply to a Participant in the event that such limitations would violate the terms of a preexisting written agreement between the Participant and the Employer.

Section 10. Miscellaneous
10.01    Limitation of Rights/Employment Relationships: Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving a Participant or other person any legal or equitable right against the Employer or the Committee except as provided in the Plan. In no event will the terms of employment of any employee be modified or in any way be affected by the Plan.

10.02    Limitation on Assignment: Except for the claims of the Employer’s general creditors, benefits under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant, voluntarily or involuntarily, and any attempt to do so will be void. A Participant’s interest in benefits under the Plan will not be subject to his or her debts or liabilities of any kind.

10.03    Representations: The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

10.04    Severability: If a court of competent jurisdiction holds any provisions of this Plan to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

10.05    Applicable Law: This Plan will be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State of New York.

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed by its duly authorized representative this 11th day of September , 2012.

Chemung Canal Trust Company

By: /s/ David J. Dalrymple

Title: Chairman of the Board